Exhibit 16.1

May 11, 2017

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street Northeast

Washington, DC 20549-2000

Re:   ROI Land Investments, Ltd.

File No. 333-152002

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated May 10, 2017, of ROI Land Investments, Ltd. (“the Registrant”) and we agree with the statements concerning our Firm in the second, third and fourth paragraphs of Item 4.01(a).

We have no basis to agree or disagree with any other statements of the Registrant contained in Item 4.01.

Very truly yours,

/s/ Marcum LLP